Exhibit 4.2

KITE REALTY GROUP, L.P.,

AS ISSUER,

KITE REALTY GROUP TRUST,

AS POSSIBLE FUTURE GUARANTOR

AND

U.S. BANK Trust Company, NATIONAL ASSOCIATION,

AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 17, 2024

$350,000,000 5.500% SENIOR NOTES DUE 2034

SUPPLEMENT TO INDENTURE

DATED AS OF SEPTEMBER 26, 2016, BETWEEN

KITE REALTY GROUP, L.P. (AS ISSUER),

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(SUCCESSOR IN INTEREST TO U.S. BANK NATIONAL ASSOCIATION) (AS TRUSTEE)

SECOND SUPPLEMENTAL INDENTURE, dated as of January 17, 2024 (this “Second Supplemental Indenture”), among KITE REALTY GROUP, L.P., a Delaware limited partnership (the “Operating Partnership”), having its principal executive office located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, KITE REALTY GROUP TRUST, a Maryland real estate investment trust (the “Company”), having its principal executive office located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of September 26, 2016, by and between the Operating Partnership and the Trustee (as from time to time hereafter amended, supplemented or otherwise modified, the “Base Indenture,” and together with this Second Supplemental Indenture, as from time to time hereafter amended, supplemented or otherwise modified, the “Indenture”).

RECITALS

WHEREAS, the Operating Partnership has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Operating Partnership’s debentures, notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Operating Partnership may create one or more series of the Operating Partnership’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Operating Partnership intends by this Second Supplemental Indenture to (i) create a series of the Operating Partnership’s debt securities, in an initial aggregate principal amount equal to $350,000,000, entitled 5.500% Senior Notes due 2034 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Operating Partnership has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Second Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Second Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

Article One

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1       Definitions. Capitalized terms used but not otherwise defined in this Second Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Acquired Debt” means Debt of a person:

•	existing at the time such person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership or any of its Subsidiaries; or

•	assumed by the Operating Partnership or any of its Subsidiaries in connection with the acquisition of assets from such person.

Acquired Debt shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a Subsidiary of, the Operating Partnership or any of its Subsidiaries or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Operating Partnership and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Debt; (2) provision for taxes based on income; (3) amortization of debt discount, premium and deferred financing costs; (4) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; (5) impairment losses and gains on sales or other dispositions of properties and other investments; (6) provisions for unrealized gains and losses, depreciation and amortization, and the effect of other noncash items; (7) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income; (8) net amount of extraordinary items or non-recurring items, as may be determined by the Operating Partnership in good faith; (9) amortization of deferred charges; (10) gains or losses on early extinguishment of debt (including by defeasance); (11) gains or losses on derivative financial instruments; (12) credit losses recognized on financial assets and certain other instruments not measured at fair value; (13) non-controlling interests; and (14) any fees, costs or expenses (or amortization thereof) in connection with any debt financing or amendments thereto, any acquisition, merger, recapitalization or similar transaction (in each case whether or not completed), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the Sixth Amended and Restated Credit Agreement, dated as of July 8, 2021, among Retail Properties of America, Inc., as borrower, KeyBank National Association, as administrative agent, and the lenders from time to time party thereto, as amended from time to time, and as assumed by the Operating Partnership pursuant to that certain First Amendment, dated as of October 22, 2021, among the Operating Partnership, the Company, KeyBank National Association, as administrative agent, and the lenders from time to time party thereto, and that certain Second Amendment, dated as of July 29, 2022, among the Operating Partnership, the Company, KeyBank National Association, as administrative agent, and the lenders from time to time party thereto, as the same may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement entered into by the Company while the Notes remain outstanding.

“Debt” means, with respect to any person, any:

(i)	indebtedness of such person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(ii)	indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured or (b) the fair market value (determined in good faith by the Operating Partnership) of the property subject to such Lien;

(iii)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(iv)	any lease of property by such person as lessee which is required to be reflected on such person’s balance sheet as a finance lease in accordance with GAAP;

in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as liabilities on such person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” will (1) include, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person, other than obligations to be liable for the Debt of another person solely as a result of non-recourse carveouts (it being understood that Debt shall be deemed to be incurred by such person whenever such person shall create, assume, guarantee (on a non-contingent basis) or otherwise become liable in respect thereof) and (2) exclude any such indebtedness (or obligation referenced in clause (1) above) that has been the subject of a defeasance in accordance with GAAP and Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under clause (iv) above, the term “Debt” will exclude operating lease liabilities on such person’s balance sheet in accordance with GAAP.

“Depository” means The Depository Trust Company.

“GAAP” means United States generally accepted accounting principles as in effect on the date of any required calculation or determination.

“Indenture” means the Base Indenture as supplemented by this Second Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Indebtedness” means Debt to which the only parties are the Company, the Operating Partnership and any of its Subsidiaries; provided, however, that with respect to any such Debt of which the Operating Partnership is the borrower, such Debt is subordinate in right of payment to the Notes.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, charge, pledge, hypothecation, encumbrance, charge, security interest or security agreement in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Par Call Date” means December 1, 2033 (the date that is three months prior to the Stated Maturity of the Notes).

“Possible Future Guarantee” has the meaning specified in Section 3.1.

“Possible Future Guarantor” has the meaning specified in Section 3.1.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(d) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(d) hereof.

“Total Assets” means the sum of, without duplication: (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication, (1) those Undepreciated Real Estate Assets which are not subject to a Lien securing Debt; and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Operating Partnership and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of Section 2.1(d), all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Operating Partnership in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Operating Partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Operating Partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Operating Partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Operating Partnership shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Operating Partnership shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right of use real estate assets associated with a financing lease in accordance with GAAP and related intangibles of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use real estate assets associated with an operating lease in accordance with GAAP.

“Unsecured Debt” means Debt of the Operating Partnership or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Operating Partnership or any of its Subsidiaries.

Section 1.2       Creation of Notes. In accordance with Section 301 of the Base Indenture, the Operating Partnership hereby creates the Notes as a separate series of its debt securities, entitled “5.500% Senior Notes due 2034,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $350,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(f) hereof.

Section 1.3       Form of Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4       Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Second Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)            Registration and Form. The Notes shall be issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Note attached as Exhibit A hereto.

(b)            Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Operating Partnership in U.S. dollars in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of the Global Notes. The Notes shall mature, and the unpaid principal thereon, shall be payable, on March 1, 2034 subject to the provisions of the Base Indenture, unless earlier redeemed by the Operating Partnership in accordance with Section 1.4(d) hereof. The rate per annum at which interest shall be payable on the Notes shall be 5.500%. Interest on the Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing September 1, 2024 (each, an “Interest Payment Date”), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on February 15 for Interest Payment Dates of March 1 and August 15 for Interest Payment Dates of September 1 (in each case, whether or not a Business Day) (each, a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from, and including, January 17, 2024.

(c)            Sinking Fund. There shall be no sinking fund provided for the Notes.

(d)            Redemption at the Option of the Operating Partnership.

(1)            Prior to the Par Call Date, the Operating Partnership may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points (0.300%) less (b) interest accrued to, but not including, the Redemption Date, and (ii) 100% of the principal amount of the Notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date. On or after the Par Call Date, the Operating Partnership may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date. Notwithstanding the foregoing, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Operating Partnership will pay the full amount of accrued and unpaid interest due on such Interest Payment Date to the Holder of record at the close of business on such Record Date. In connection with any redemption prior to the Par Call Date, the Operating Partnership shall give the Trustee written notice of the related Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

(2)            The Operating Partnership shall not redeem the Notes pursuant to Section 1.4(d)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or annulled on or prior to such date.

(e)            Payment of Notes Called for Redemption by the Operating Partnership.

(1)            If notice of redemption has been given as provided in Section 1.4(g), the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Operating Partnership shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes being redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Operating Partnership at the Redemption Price due on the Redemption Date.

(2)            The Notes will not be convertible or exchangeable for any other security or property.

(f)            Additional Issues. The Operating Partnership may, from time to time, without the consent of the Holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes, and, if applicable, the first Interest Payment Date and the initial interest accrual date with the same CUSIP number as the Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with all Outstanding Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with all Outstanding Notes.

(g)            Notice of Redemption; Selection of Notes. Notice of redemption shall be given in the manner provided in Sections 106 and 1104 of the Base Indenture, except that such notice shall be given to the Holders of Notes not less than 10 nor more than 60 days prior to the Redemption Date. In the case the Notes are redeemed in part, the selection of the Notes for redemption by the Trustee shall be performed in the manner provided in Section 1103 of the Base Indenture, except that such selection shall be performed not less than 10 nor more than 60 days prior to the Redemption Date.

(h)            Other Purchases. The Operating Partnership may, from time to time, without notice and without the consent of Holders, purchase Notes through a tender offer, in the open market, or by private agreement, subject to applicable law.

Section 1.5       Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a)            The Operating Partnership shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)            Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Operating Partnership, the Possible Future Guarantor, the Trustee and any agent of the Operating Partnership, the Possible Future Guarantor or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Operating Partnership, the Possible Future Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of the Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

Section 1.6       Deposit of Funds with the Trustee.  Notwithstanding anything to the contrary herein and for the avoidance of doubt, any deposit of money or funds by the Operating Partnership or any Guarantor with the Trustee or any payment made to the Trustee by the Operating Partnership or any Guarantor, shall be made in United States Dollars.

Article Two

 ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Operating Partnership hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1       Limitations on Incurrence of Debt.

(a)            Aggregate Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(b)            Secured Debt Test. The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Operating Partnership’s or any of its Subsidiaries’ property or assets, whether owned on the date of this Second Supplemental Indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) which is secured by a Lien on any of the Operating Partnership’s and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Operating Partnership’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Operating Partnership or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(c)            Debt Service Test.

(1)            The Operating Partnership will not, and will not permit any of its Subsidiaries to, incur any Debt if the ratio of Consolidated EBITDA to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial information is available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions (without duplication):

(A)            such Debt (including, without limitation, Acquired Debt) and any other Debt incurred by the Operating Partnership or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)            the repayment or retirement of any other Debt of the Operating Partnership or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C)            in the case of any acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(2)            If the Debt giving rise to the need to make the calculation described in Section 2.1(c)(1) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate which would have been in effect during the entire four-quarter period had been the applicable rate for the entire such period. For purposes of this Section 2.1(c), Debt will be deemed to be incurred by the Operating Partnership or any of its Subsidiaries whenever the Operating Partnership or any of its Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

(d)            Maintenance of Total Unencumbered Assets. The Operating Partnership will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Operating Partnership’s and its Subsidiaries’ outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

Section 2.2       Maintenance of Properties. The Operating Partnership will cause all of its material properties used or useful in the conduct of its business or any of its Subsidiaries’ businesses to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Operating Partnership’s judgment may be necessary in order for the Operating Partnership to at all times properly and advantageously conduct its business carried on in connection with such properties. Notwithstanding the foregoing, the Operating Partnership and its Subsidiaries may (1) remove permanently any property that has been condemned or suffered a casualty loss, if, in the Operating Partnership’s reasonable judgment, it is in the Operating Partnership’s best interests, (2) discontinue maintenance or operation of any property if, in the Operating Partnership’s reasonable judgment, doing so is in the Operating Partnership’s best interests and is not disadvantageous in any material respect to the Holders of the Notes, or (3) sell or otherwise dispose of for value its properties or the properties of its Subsidiaries in the ordinary course of business.

Section 2.3       Insurance. The Operating Partnership will, and will cause each of its Subsidiaries to, keep in force upon all of the Operating Partnership’s and each of its Subsidiaries’ properties and operations insurance policies carried with responsible companies in such amounts and covering all such risks as is customary in the industry in which the Operating Partnership and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 2.4       Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all material taxes, assessments and governmental charges levied or imposed on the Operating Partnership or any of its Subsidiaries or on its or any such Subsidiary’s income, profits or property; and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property or the property of its Subsidiaries; provided, however, that neither the Operating Partnership nor any of its Subsidiaries will be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 2.5       Covenant Defeasance and Waiver of Covenants. The covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Article Three hereof and Section 801 and Section 802 of the Base Indenture shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Article Three

POSSIBLE FUTURE GUARANTOR

Section 3.1       Possible Future Guarantor.

(a)            The Company (the “Possible Future Guarantor”) will be required to fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on the Notes when due, whether at Stated Maturity, by declaration or acceleration, or call for redemption, on an unsecured and unsubordinated basis, together with amounts owing to the Trustee as provided in Article Sixteen of the Base Indenture (a “Possible Future Guarantee”) if, and for so long as, the Company guarantees the Credit Agreement, which condition has not been satisfied as of the date hereof. Such Possible Future Guarantee would rank equally with other unsecured and unsubordinated obligations of the Company.

(b)            If the Company guarantees the Notes, the Possible Future Guarantee will automatically and unconditionally terminate and be released and any supplemental indenture, to the extent relating thereto, shall no longer have any effect, upon:

(1)            the Company no longer guaranteeing or otherwise being an obligor with respect to the Credit Agreement, provided that the foregoing provisions of this clause (1) and any release of the Company’s Possible Future Guarantee pursuant to this clause (1) shall not limit the obligation of the Company to guarantee the Notes at any time thereafter pursuant to this covenant; or

(2)            Legal Defeasance, Covenant Defeasance or discharge of the Notes, as provided in Article Four of the Base Indenture.

Section 3.2       Evidence of Possible Future Guarantee. If the Company is required to guarantee the Notes pursuant to Section 3.1, the Company will immediately be and become, automatically and without the execution or delivery of any supplemental indenture or other instrument or other action by any person, a Guarantor of the Notes and shall be subject to and bound by all of the terms and provisions of the Indenture applicable to a Guarantor, subject however to the termination provisions set forth in Section 3.1(b); provided, that the Company shall execute and deliver a supplemental indenture to the Base Indenture to evidence such Possible Future Guarantee within 10 Business Days. For so long as the Company guarantees the Notes, it agrees that it waives and will not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other rights against the Operating Partnership as a result of any payment by the Company under its Possible Future Guarantee until the Notes have been paid in full.

Article Four

TRUSTEE

Section 4.1       Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Operating Partnership. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Operating Partnership or the Company. The recitals of fact contained herein shall be taken as the statements solely of the Operating Partnership and the Trustee assumes no responsibility for the correctness thereof.

Section 4.2       Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Operating Partnership (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Operating Partnership (or any such other obligor). The Trustee is permitted to engage in other transactions with the Operating Partnership and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 4.3       Calculation with Respect to the Notes. The Operating Partnership shall be responsible for making all calculations required under this Second Supplemental Indenture or with respect to the Notes, including, without limitation, the amount due upon any redemption of Notes. The Operating Partnership will make such calculations in good faith and, absent manifest error, the Operating Partnership’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Trustee is entitled to rely upon the accuracy of the Operating Partnership’s calculations without independent verification.

Article Five

EVENTS OF DEFAULT

Section 5.1       Events of Default. An “Event of Default” wherever used in the Indenture with respect to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) means any of the following events:

(1)            default for thirty (30) days in the payment of any installment of interest payable with respect to such interest under the Notes;

(2)            default in the payment of the principal of or premium, if any, on the Notes, when the same becomes due and payable;

(3)            the Operating Partnership fails to comply with any of the Operating Partnership's other agreements contained in the Notes or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than the Notes) upon receipt by the Operating Partnership of notice of such default by the Trustee or receipt by the Operating Partnership and the Trustee of notice of such default by Holders of not less than twenty five percent (25%) in aggregate principal amount of the Notes then Outstanding and the Operating Partnership fails to cure (or obtain a waiver of) such default within sixty (60) days after the Operating Partnership receives such notice;

(4)            failure to pay any recourse indebtedness for monies borrowed by the Operating Partnership, any Guarantor or any Significant Subsidiary in an outstanding principal amount in excess of $50 million when due or upon acceleration after the expiration of any applicable grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within sixty (60) days after written notice of such failure to the Operating Partnership from the Trustee (or to the Operating Partnership and the Trustee from Holders of at least twenty five percent (25%) in aggregate principal amount of the then Outstanding Notes);

(5)            the Operating Partnership, any Guarantor or any Significant Subsidiary pursuant to, under or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Operating Partnership, any Guarantor or any Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Operating Partnership, any Guarantor or any Significant Subsidiary or any substantial part of the property of the Operating Partnership, any Guarantor or any Significant Subsidiary; (b) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Operating Partnership, any Guarantor or any Significant Subsidiary; (c) consents to the appointment of a custodian of the Operating Partnership, any Guarantor or any Significant Subsidiary or for all or substantially all of the property of the Operating Partnership, any Guarantor or any Significant Subsidiary; or (d) makes a general assignment for the benefit of creditors;

(6)            an involuntary case or other proceeding shall be commenced against the Operating Partnership, any Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Operating Partnership, any Guarantor or any Significant Subsidiary or its debts under any Bankruptcy Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Operating Partnership, any Guarantor or any Significant Subsidiary or any substantial part of the property of the Operating Partnership, any Guarantor or any Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Operating Partnership, any Guarantor or any Significant Subsidiary in a voluntary or involuntary case or proceeding; (b) appoints a trustee, receiver, liquidator, custodian or other similar official of the Operating Partnership, any Guarantor or any Significant Subsidiary or any substantial part of the property of the Operating Partnership, any Guarantor or any Significant Subsidiary; or (c) orders the liquidation of the Operating Partnership, any Guarantor or any Significant Subsidiary; and, in each case in this clause (7), the order or decree remains unstayed and in effect for thirty (30) calendar days.

Article Six

MISCELLANEOUS PROVISIONS

Section 6.1       Ratification of Base Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Second Supplemental Indenture and the Base Indenture, the language of this Second Supplemental Indenture shall control.

Section 6.2       Cross References. Every reference in the Base Indenture to Section 501 or to any of clauses (1), (2), (3), (4), (5), (6) and (7) thereof is replaced to reference Section 5.1 of this Second Supplemental Indenture or to clause (1), (2), (3), (4), (5), (6) or (7) thereof, respectively.

Section 6.3       Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4       Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Operating Partnership and the Company shall bind their respective successors and permitted assigns, whether so expressed or not.

Section 6.5       Separability Clause. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.6       Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Second Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.7       Counterparts; Electronic Signatures. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or AdobeSign (or such other digital signature provider as specified in writing to the Trustee by an officer of the Operating Partnership)), in English.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

KITE REALTY GROUP, L.P.,
as Issuer

By:	Kite Realty Group Trust, its General Partner

By:	/s/ Heath Fear
Name:	Heath Fear
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

KITE REALTY GROUP TRUST,
as Possible Future Guarantor

By:	/s/ Heath Fear
Name:	Heath Fear
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

Form of 5.500% Senior Note due 2034

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

KITE REALTY GROUP, L.P.
5.500% SENIOR NOTE DUE 2034

No. [●]

CUSIP No.:	49803XAE3

ISIN:	US49803XAE31

$[●]

Kite Realty Group, L.P., a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of [●] MILLION DOLLARS ($[●]), [or such other amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on March 1, 2034 (or any earlier redemption date referred to below) at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on March 1 and September 1 of each year, commencing September 1, 2024, on the outstanding principal amount of this Note in like coin or currency, at the rate per annum of 5.500%, from, and including, the March 1 or September 1, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from, and including, January 17, 2024 until payment of the outstanding principal amount of this Note has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by a wire transfer of immediately available funds to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the related Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the February 15 or August 15 (whether or not a Business Day) next preceding such Interest Payment Date. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(d) of the Second Supplemental Indenture and Article Eleven of the Base Indenture.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

* Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [●]

KITE REALTY GROUP, L.P.,
as Issuer

By:	Kite Realty Group Trust, its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [●]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

KITE REALTY GROUP, L.P.
5.500% SENIOR NOTE DUE 2034

This Note is one of a duly authorized issue of Securities of the Issuer, designated as its 5.500% Senior Notes due 2034 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of September 26, 2016 (herein called the “Base Indenture”), between the Issuer and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (herein called the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of January 17, 2024 (herein called the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Issuer, Kite Realty Group Trust, a Maryland real estate investment trust (the “Possible Future Guarantor”), and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Possible Future Guarantor and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. At the office or agency of the Issuer, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture and Article Three of the Second Supplemental Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director, trustee or agent, as such, of the Issuer, the Company, any Guarantor or of any of the Issuer’s, the Company’s or any Guarantor’s predecessors or successors, either directly or through the Issuer, the Company or any Guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.